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                                                                   EXHIBIT 12.1

                                  OWENS CORNING

                           STATEMENT RE COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES AND
    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                     (In millions, except ratio information)
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                                        SIX MONTHS ENDED
                                             JUNE 30,                YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------------
                                         1997    1996     1996     1995    1994    1993    1992
                                        ---------------------------------------------------------
EARNINGS:
   Income (loss) from continuing
     operations before income taxes     149.7   (715.1)  (562.0)   340.0   132.7   146.3   103.5
   Interest expense                      42.9     37.6     78.9     89.3    94.1    89.5   110.1
   Portion of rents representative of
     interest factor                     16.5     13.2     28.8     21.2    17.8    14.0    12.8
   Preferred stock dividends for MIPS     6.5      6.5     13.0      8.3
   Previously capitalized interest
   amortized                              1.6      1.1      2.5      1.9     1.6     1.3     1.1
   Adjustments for minority interest&
     equity affiliate distributions       2.8      2.8      3.0      2.0     5.3     6.6     3.9
                                        -----    -----    -----    -----   -----   -----   -----
                                        220.0   (653.9)  (435.9)   462.7   251.5   257.7   231.4
                                        =====    =====    =====    =====   =====   =====   =====
FIXED CHARGES:

   Interest charges on operations        49.9     43.2     89.6     96.7    98.9    92.5   110.6
   Portion of rents representative of
     interest factor                     16.5     13.2     28.7     21.2    17.8    14.0    12.8
   Preferred stock dividends for MIPS     6.5      6.5     13.0      8.3    --      --      --
                                        -----    -----    -----    -----   -----   -----   -----
                                         72.9     62.9    131.3    126.2   116.7   106.5   123.4
                                        =====    =====    =====    =====   =====   =====   =====

RATIO OF EARNINGS TO FIXED
CHARGES                                 3.02x     --       --      3.67x   2.15x   2.42x   1.88x

RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED
STOCK DIVIDENDS                         3.02x     --       --      3.67x   2.15x   2.42x   1.88x

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